EXHIBIT 99.1

ADT Announces $200 Million Debt Paydown

Transaction accelerates progress toward goal of $1 billion net debt reduction by year-end 2025

BOCA RATON, Fla., March 17, 2023 – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today announced a plan to pay down $200 million in debt using cash on hand.  Of the total, $150 million will be achieved through a partial redemption of the $750 million ADT First-Priority Senior Secured Notes due 2024 and $50 million will be achieved upon the maturity of our ADT Notes due 2023. As previously announced, the ADT Notes due 2023 have been partially redeemed with $600 million from our Term Loan A Facility and we expect to use an additional $50 million from this facility together with $50 million in cash to pay down the remaining balance.

“This substantial paydown accelerates ADT toward our goal of using our strong cash generation to reduce net debt by $1 billion by year-end 2025, versus year-end 2021,” said Ken Porpora, ADT Executive Vice President and Chief Financial Officer.

Notice of Partial Redemption

ADT’s indirect wholly owned subsidiaries, Prime Security Services Borrower, LLC and Prime Finance Inc. (together, the “Issuers”), delivered a Notice of Partial Redemption to holders of the Issuers’ outstanding 5.250% First-Priority Senior Secured Notes due 2024 (the “2024 Notes”), which provides for the partial redemption by the Issuers of $150 million aggregate principal amount of 2024 Notes on May 2, 2023 (the “Redemption Date”), at a redemption price (the “Redemption Price”) expected to be approximately $1,002 per $1,000 of outstanding principal amount of the 2024 Notes plus the accrued and unpaid interest on the 2024 Notes so redeemed. The Issuers will calculate the final Redemption Price prior to the Redemption Date in accordance with the provisions of the indenture governing the 2024 Notes. Following the partial redemption, the aggregate outstanding principal amount of the 2024 Notes will be $600 million.

Nothing in this press release should be construed as a notice to redeem any 2024 Notes. Any such notice will be made separately pursuant to and in accordance with the terms of the indenture governing the 2024 Notes.

About ADT Inc.

ADT provides safe, smart and sustainable solutions for people, homes and businesses. Through innovative offerings, unrivaled safety, and a premium customer experience, all delivered by the largest network of smart home security and rooftop solar professionals in the U.S., we empower people to protect and connect to what matters most. For more information, visit www.adt.com.

Contacts

Investor Relations:	Media Relations:
investorrelations@adt.com	media@adt.com

Forward-Looking Statements

ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to the equity investment by and long term partnership with State Farm and the anticipated impact of these on our business and financial condition, our relationships with other insurance companies, and the market price of our Common Stock; anticipated financial performance, including our ability to achieve our stated guidance metrics and our progress toward our 2025 goals; management’s plans and objectives for future operations; our acquisition of Sunpro Solar, now ADT Solar, and its anticipated impact on our business and financial condition; business prospects; market conditions; our ability to successfully respond to the challenges posed by the COVID-19 Pandemic; our strategic partnership and ongoing relationship with Google; the expected timing of product commercialization with Google or any changes thereto; the expected timing of product commercialization with State Farm or any changes thereto; the successful internal development, commercialization, and timing of our next generation platform and innovative offerings; the successful commercialization of our joint venture with Ford; and other matters. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, factors relating to the achievement of potential benefits of the equity investment by and long term partnership with State Farm, including as a result of restrictions on, or required prior regulatory approval of, various actions by regulated insurers; risks and uncertainties related to ADT's ability to successfully generate profitable revenue from new and existing partnerships; ADT's ability to successfully commercialize any joint products with State Farm or with Google; the Company's ability to successfully utilize the incremental funding committed by State Farm or Google; risks and uncertainties related to the Company’s ability to successfully integrate and operate the ADT Solar business; the Company’s ability to commercialize its joint venture with Ford; the Company’s ability to continuously and successfully commercialize innovative offerings; the Company’s ability to successfully implement an Environmental, Social, and Governance program across the Company; and risk factors that are described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.